Exhibit 35.2

C-III ASSET MANAGEMENT LLC d/b/a GREYSTONE SPECIAL SERVICING 5221 N. O'Connor Blvd., Suite 800 Irving, Texas 75039 Phone: 972-868-5300 Fax: 972-868-5303

OFFICER’S CERTIFICATE
C-III Asset Management LLC

The undersigned, Barry Davis, Vice President of C-III Asset Management LLC, the current Special Servicer under that certain Pooling and Servicing Agreement dated as of December 1, 2015, relating to the Citigroup Commercial Mortgage Trust 2015-GC35, Commercial Mortgage Pass-Through Certificates, Series 2015-GC35 (the "Pooling and Servicing Agreement"), hereby certifies as follows:

1.

a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the preceding calendar year 2019 or portion thereof has been made under the undersigned’s supervision;

2.

to the best of the undersigned’s knowledge, based on such review, the Special Servicer has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout such calendar year 2019 of portion thereof.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 1st day of March, 2020 have hereunto signed my name.

/s/ Barry Davis

Barry Davis, Vice President